Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements, as amended, on Form S-3 (No. 333-88352) and on Forms S-8 (No. 333-82563, 333-83206, 333-68438, 333-68460 and 333-132388) of White Mountains Insurance Group, Ltd. of our report dated February 28, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 28, 2007